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                                                                   Exhibit 10.11

                                   AGREEMENT

This Agreement is entered into by IDEXX Laboratories, Inc. (IDEXX) and David E. Shaw (Shaw) regarding the planned appointment of Jeffrey Langan to succeed Shaw as Chief Executive Officer of IDEXX, and the continued employment of Shaw by IDEXX. The parties agree as follows:

1. For three years following the date that succession occurs, or such longer period as may be mutually agreed upon (the "Term"), Shaw agrees to serve, and IDEXX agrees to retain Shaw, as a part time employee of IDEXX with the title of "Executive Chairman", unless Shaw voluntarily resigns prior to the expiration of the Term.

2. During the Term, Shaw will perform responsibilities consistent with his position as Executive Chairman, as agreed upon with the Board of Directors, such as Board governance, strategic planning, participation in major business development initiatives, and assistance in organization development and external relations.

3. Shaw's base salary during the Term shall be reduced to $350,000 in the first year, and will be subject to adjustment in future years of the Term by mutual agreement. Eligibility for cash bonuses or stock option grants will be at the discretion of the Board of Directors. During the Term, Shaw will continue to participate at his current level in IDEXX benefit programs including on-site or off-site administrative support and office facilities.

4. If, during the Term, Shaw's employment is terminated by IDEXX or terminated by Shaw as a result of a breach of this Agreement by IDEXX, all stock options granted to Shaw will immediately vest, and Shaw will continue to receive compensation and benefits, at the rate then in effect, for the balance of the Term.

5. The Employment Agreement dated April 25, 1997 between Shaw and IDEXX will remain in effect.

Agreed to as of February 17, 1999.
                         --
For IDEXX Laboratories, Inc.:



By: /s/ William F. Pounds               /s/ David E. Shaw
    ---------------------------   ------------------------------
    William F. Pounds, Chairman             David E. Shaw
    Compensation Committee